Motorola Announces Record Fourth-Quarter

Sales and Earnings From Continuing Operations

•	Sales of $8.84 Billion, a 27 Percent Increase From the Year-Ago Quarter
•	Fourth-Quarter Earnings From Continuing Operations of $.28 Per Share
•	31.8 Million Handsets Shipped During the Quarter, an Estimated Gain of 3 Points of Global Market Share

SCHAUMBURG, Ill. – 18 January 2005 – Motorola, Inc. (NYSE: MOT) today reported record sales, on a continuing operations basis, of $8.84 billion in the fourth quarter of 2004, an increase of $1.9 billion or 27 percent, from the fourth quarter of 2003, and reported earnings from continuing operations of $.28 per share versus $.18 per share in the year ago quarter. For the full year 2004 on a continuing operations basis, the company reported sales of $31.3 billion, an increase of $8.2 billion, or 35 percent, from the prior year, and reported earnings of $.91 per share versus $.39 per share in 2003. During the year the company strengthened its balance sheet, reduced its total debt1 by $2.7 billion and ended the year with a record net cash1 position of $5.4 billion.

“We are extremely pleased with the increases in sales and earnings we achieved this quarter,” said Ed Zander, chairman and CEO. “The results reflect our renewed sense of urgency around quality and customer satisfaction and the ability to provide world-class, compelling new products. The response from customers worldwide to our portfolio of new products and technologies continues to be enthusiastic and is giving us market share growth in several areas. Importantly, the market share resurgence of the Personal Communications Segment in the fourth quarter strengthened Motorola’s number two position in the wireless handset industry. We also successfully completed the full separation of our former semiconductor business into a fully-independent, publicly-traded company, Freescale Semiconductor, Inc.”

Fourth-Quarter 2004 Financial Highlights

•	Sales of $8.84 billion were up 27 percent from fourth-quarter 2003 sales of $6.94 billion. For the full year 2004, sales were $31.3 billion, a 35 percent increase from 2003.

•	Earnings from continuing operations were $687 million, or $.28 per share, up 56 percent compared to 2003 net earnings from continuing operations of $441 million, or $.18 cents per share. For the full year, earnings from continuing

[1]	Definitions of total debt and net cash are provided at the end of this release.

operations were $2.2 billion or $.91 per share, up 137 percent compared to $928 million or $.39 per share in 2003.

Fourth-quarter 2004 earnings from continuing operations include: (1) income of $93 million, or $.02 per share, from the sale of investments, (2) expense of $58 million, or $.02 per share, related to the write-off of goodwill, (3) income of $28 million, or $.01 per share, from the reversal of reserves related to exit costs and severance costs, (4) income of $23 million, or $ .01 per share from the collection of receivables that had been previously deemed uncollectible, and (5) IPR&D charges of $17 million, or $.01 per share, related to acquisitions.

•	Wireless handset shipments of 31.8 million, up 42 percent versus fourth-quarter 2003 shipments, representing an estimated market share of 16.6 percent, compared to 13.4 percent in the third quarter of 2004 and 13.7 percent in the fourth quarter of 2003.

•	Operating cash flow generated from continuing operations of $717 million.

•	Net Earnings including discontinued operations of $654 million, or $.27 per share, compared to fourth-quarter 2003 net earnings including discontinued operations of $489 million, or $.20 per share.

Operating Results Improve

Personal Communications Segment sales were $4.9 billion, up 51 percent compared with the year-ago quarter. Operating earnings were $526 million, compared with operating earnings of $127 million in the year-ago quarter. For the full year of 2004, sales increased 53 percent, and operating earnings increased 257 percent. Sales and earnings were up due to compelling products that combined style and cutting-edge technology and quality.

•	Motorola’s “must-have” handset, the RAZR, greatly exceeded sales expectations, and asserted the company’s design leadership.
•	Shipped 31.8 million handsets in the fourth quarter.
•	Gained an estimated 3 points of global market share in the fourth quarter—estimated at 16.6% worldwide—firmly solidifying the company’s number two position in the wireless handset industry.
•	Shipped 20 new handset models in the quarter – all with color displays and more than half with integrated cameras, bringing 2004’s total to 60 new handset models.

Global Telecom Solutions Segment sales were $1.4 billion, up 2 percent compared with the year-ago quarter. The segment reported operating earnings of $281 million, compared with $138 million in the year-ago quarter. For the full year of 2004, sales increased 24 percent and operating earnings increased 208 percent.

•	Strong sales led to a gain in market share for the full year.
•	Supply agreement extended with Nextel Communications, Inc. for three years, allowing Motorola to continue bringing differentiated products and services to the market.
•	Signed an agreement with Nextel Communications, Inc. to develop a new IP-based Push-to-Talk (PTT) call processing engine, implementing Motorola’s iDEN technology.
•	Received a $450 million wireless infrastructure supply agreement extension from Sprint PCS through the end of 2006.
•	Strengthened leadership in Push-to-Talk Over Cellular, bringing the total to 23 contracts in 27 countries.
•	Announced contracts with China Unicom, for which approximately 75% of the sales are included in 2004 results.

Commercial, Government and Industrial Solutions Segment sales were $1.3 billion, up 3 percent compared with the year-ago quarter. The segment reported operating earnings of $207 million, compared with operating earnings of $240 million in the year-ago quarter. Operating earnings decreased due largely to an increase in expenses related to customer specific research and development and IPR&D charges associated with the acquisition of two companies during the quarter. For the full year of 2004, sales increased 11 percent and operating earnings increased 34 percent.

•	Signed a $294 million contract with the US Postal Service to provide it with data communications capability.
•	Received statewide private radio network contracts in New Jersey, Wyoming and North Dakota.
•	Completed the acquisition of MeshNetworks, Inc., a leading developer of mobile mesh networking and position location technologies that allow customers to deploy high-performance, Internet Protocol (IP)-based wireless broadband networks.
•	Completed the acquisition of CRISNET, a leading developer of advanced records management and related systems for criminal justice and public safety customers.
•	Developed new softswitch technology, MOTOBRIDGE IP, to be used by the state of Florida.

Integrated Electronic Systems Segment sales were $703 million, up 5 percent compared with the year-ago quarter. The segment reported operating earnings of $42 million, compared with operating earnings of $66 million in the year-ago quarter. The decrease in operating earnings was due to higher research and development expenses and costs associated with the start up of new manufacturing facilities. For the full year of 2004, sales increased 19 percent and operating earnings decreased 9 percent.

•	Received multi-year automotive electronics awards with an estimated lifetime value of $1.1 billion.

Broadband Communications Segment sales were $691 million, up 25 percent compared with the year-ago quarter. Operating earnings were $47 million, compared with a loss of $52 million in the year-ago quarter. Operating earnings improved due to the increase in sales and because last year’s results included a goodwill impairment charge of $73 million. For the full year of 2004, sales increased 26 percent and operating earnings were $125 million versus an operating loss of $38 million last year.

•	Verizon awarded Motorola a multi-year contract to provide digital video network infrastructure and customer premise equipment.
•	Taiwan Broadband Communications chose Motorola as a preferred supplier of advanced broadband service solutions, including high-speed data and telephony.
•	Jupiter Telecommunications, Japan’s largest multiple system operator, selected Motorola to supply cable modems for Japan’s first deployment of wireless cable Internet service.

First-Quarter 2005 Outlook

The company’s outlook for the first quarter of 2005 is for sales of between $7.5 billion and $7.9 billion, compared to sales of $7.4 billion in the first quarter of 2004. The outlook for GAAP earnings per share is in the range of $.17 to $.20. Earnings per share from continuing operations in the first quarter of 2004 were $.19 and included income of $.04 per share relating to gains from the sales of investments as detailed in that earnings release.

Conference Call and Web-cast

Motorola’s quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Time (USA), on Tuesday, January 18, 2005. Motorola plans a live web-cast of the conference call over the Internet, featuring both audio and slides. Investors can view the web-cast at www.motorola.com/investor.

Consolidated GAAP Results

A comparison of results from operations is as follows:

	Fourth Quarter		Full Year
(In millions, except per share amounts)	2004	2003	2004	2003
Net sales	$8,842	$6,935	$31,323	$23,155
Gross margin	2,970	2,202	10,512	7,567
Operating earnings	1,036	468	3,150	1,273
Earnings from continuing operations	687	441	2,198	928
Net earnings	654	489	1,539	893
Diluted earnings (loss) per common share:
Continuing operations	0.28	0.18	0.91	0.39
Discontinued operations	(0.01)	0.02	(0.27)	(0.01)

	0.27	0.20	0.64	0.38

Weighted average common shares Outstanding	2,475.6	2,457.4	2,413.9	2,351.2

Definition of Total Debt

Total Debt = Notes Payable plus Current Portion of Long-Term Debt plus Long-Term Debt plus Trust Originated Preferred Securities

Definition of Net Cash

Net Cash = Cash and Cash Equivalents plus Short-Term Investments minus Total Debt.

Business Risks

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about Motorola’s guidance for first-quarter 2005 sales and earnings. Motorola cautions the reader that the factors below and those on pages 76 through 85 of Motorola’s 2003 Annual Report on Form 10-K and in its other SEC filings could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications, broadband and automotive industries; (2) the company’s ability to continue to increase profitability and market share in its wireless handset business; (3) demand for the company’s products, including products related to new technologies; (4) the company’s ability to introduce new products and technologies in a timely manner; (5) risks related to dependence on certain key manufacturing suppliers; (6) risks related to the company’s high volume of manufacturing and sales in Asia; (7) the company’s ability to purchase sufficient materials, parts and components to meet customer demand, including without limitation semiconductor products; (8) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (9) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including without limitation any relating to the Iridium project; (10) the timing and levels at which design wins become actual orders and sales; (11) the impact of foreign currency fluctuations; (12) the company’s ability to use its deferred tax assets; (13) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (14) the company’s ability to realize expected savings from cost-reduction actions; (15) the impact of changes in governmental policies, laws or regulations; and (16) the outcome of currently ongoing and future tax matters with the IRS.

About Motorola

Motorola is a Fortune 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US $31.3 billion in 2004. For more information: www.motorola.com.

Media Contact:

Jennifer Weyrauch

+1-847-435-5320

Jennifer.Weyrauch@motorola.com

MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.

© Motorola, Inc. 2004

Motorola, Inc. and Subsidiaries

Consolidated Condensed Statements of Operations

(In millions, except per share amounts)

	Quarter Ended December 31, 2004	Quarter Ended December 31, 2003
Net sales	$8,842	$6,935
Costs of sales	5,872	4,733

Gross margin	2,970	2,202

Selling, general and administrative expenses	1,098	1,007
Research and development expenditures	816	699
Reorganization of businesses	(30)	11
Other charges	50	17

Operating earnings	1,036	468

Other income (expense):
Interest expense, net	(23)	(59)
Gains on sales of investments and businesses	112	218
Other	(22)	(22)

Total other income (expense)	67	137

Earnings before income taxes	1,103	605
Income tax expense	416	164

Earnings from continuing operations	$687	$441

Earnings (loss) from discontinued operations, net of tax	$(33)	$48

Net Earnings	$654	$489

Net earnings (loss) per common share
Basic:
Continuing operations	$0.29	$0.19
Discontinued operations	$(0.02)	0.02

	0.27	0.21

Diluted:
Continuing operations	$0.28	$0.18
Discontinued operations	(0.01)	0.02

	0.27	0.20

Weighted average common shares outstanding
Basic	2,402.7	2,331.5
Diluted	2,475.6	2,457.4
Dividends paid per share	$0.04	$0.04

	Year Ended December 31, 2004	Year Ended December 31, 2003
Net sales	$31,323	$23,155
Costs of sales	20,811	15,588

Gross margin	10,512	7,567

Selling, general and administrative expenses	4,206	3,529
Research and development expenditures	3,060	2,799
Reorganization of businesses	(15)	23
Other charges (income)	111	(57)

Operating earnings	3,150	1,273

Other income (expense):
Interest expense, net	(199)	(294)
Gains on sales of investments and businesses	460	539
Other	(140)	(142)

Total other income (expense)	121	103

Earnings before income taxes	3,271	1,376
Income tax expense	1,073	448

Earnings from continuing operations	$2,198	$928

Loss from discontinued operations, net of tax	$(659)	$(35)

Net earnings	$1,539	$893

Net earnings (loss) per common share
Basic:
Continuing operations	$0.93	$0.40
Discontinued operations	(0.28)	$(0.02)

	0.65	0.38

Diluted:
Continuing operations	$0.91	$0.39
Discontinued operations	(0.27)	(0.01)

	0.64	0.38

Weighted average common shares outstanding
Basic	2,365.0	2,321.9
Diluted	2,413.9	2,351.2
Dividends paid per share	$0.16	$0.16

Motorola, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$10,556	$7,790
Short-term investments	152	139
Accounts receivable, net	4,407	3,822
Inventories, net	2,556	2,099
Deferred income taxes	1,540	1,310
Other current assets	1,700	874
Current assets of discontinued operations	—	1,741

Total current assets	20,911	17,775

Property, plant and equipment, net	2,332	2,455
Investments	3,241	3,278
Deferred income taxes	2,349	3,218
Other assets	1,880	2,086
Non-current assets of discontinued operations	—	3,154

Total assets	$30,713	$31,966

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable and current portion of long-term debt	$717	$869
Accounts payable	3,325	2,458
Accrued liabilities	6,352	5,218
Current liabilities of discontinued operations	—	756

Total current liabilities	10,394	9,301

Long-term debt	4,578	6,673
Other liabilities	2,407	2,582
Non-current liabilities of discontinued operations	—	235

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures	—	486
Stockholders’ equity	13,334	12,689

Total liabilities and stockholders’ equity	$30,713	$31,966

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s net sales from continuing operations by reportable segment for the quarters and years ended December 31, 2004 and December 31, 2003.

	Segment Net Sales
	Quarter Ended December 31, 2004	Quarter Ended December 31, 2003	% Change from 2003
Personal Communications Segment	$4,947	$3,276	51%
Global Telecom Solutions Segment	1,389	1,365	2%
Commercial, Govt, and Industrial Solutions Segment	1,280	1,237	3%
Integrated Electronic Systems Segment	703	669	5%
Broadband Communications Segment	691	555	25%
Other Products Segment	122	87	40%
Adjustments & Eliminations	(290)	(254)	14%

Segment Totals	$8,842	$6,935	27%

	Segment Net Sales
	Year Ended December 31, 2004	Year Ended December 31, 2003	% Change from 2003
Personal Communications Segment	$16,823	$10,978	53%
Global Telecom Solutions Segment	5,457	4,417	24%
Commercial, Govt, and Industrial Solutions Segment	4,588	4,131	11%
Integrated Electronic Systems Segment	2,696	2,265	19%
Broadband Communications Segment	2,335	1,857	26%
Other Products Segment	387	323	20%
Adjustments & Eliminations	(963)	(816)	18%

Segment Totals	$31,323	$23,155	35%

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s operating earnings (loss) from continuing operations by reportable segment for the quarters and years ended December 31, 2004 and December 31, 2003.

	Segment Operating Earnings (Loss)
	GAAP Results
	Quarter Ended December 31, 2004	Quarter Ended December 31, 2003
Personal Communications Segment	$526	$127
Global Telecom Solutions Segment	281	138
Commercial, Govt, and Industrial Solutions Segment	207	240
Integrated Electronic Systems Segment	42	66
Broadband Communications Segment	47	(52)
Other Products Segment	(95)	(13)
Adjustments & Eliminations	51	(4)

Segment Totals	1,059	502
General Corporate	(23)	(34)

Operating Earnings	$1,036	$468

	Segment Operating Earnings (Loss)
	GAAP Results
	Year Ended December 31, 2004	Year Ended December 31, 2003
Personal Communications Segment	$1,708	$479
Global Telecom Solutions Segment	761	247
Commercial, Govt, and Industrial Solutions Segment	753	562
Integrated Electronic Systems Segment	147	161
Broadband Communications Segment	125	(38)
Other Products Segment	(229)	(44)
Adjustments & Eliminations	47	3

Segment Totals	3,312	1,370
General Corporate	(162)	(97)

Operating Earnings	$3,150	$1,273